Exhibit 99.3

Regal Entertainment Group Announces Cash Tender Offers

for its 9.125% Senior Notes due 2018 and

Regal Cinemas Corporation’s 8.625% Senior Notes due 2019

Knoxville, Tennessee, May 29, 2013 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) announced today that it has commenced an offer to purchase for cash the 9.125% Senior Notes due 2018 of the Company listed in the table below and the 8.625% Senior Notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, listed in the table below (collectively, the “Notes”) at the consideration per $1,000 principal amount set forth next to the corresponding series of Notes in the table below that will result in the aggregate purchase price for the Notes, excluding accrued and unpaid interest, accepted for purchase not exceeding $244,350,000 (the “Maximum Notes Purchase Price”). These offers consist of two separate offers, one for each series of Notes listed below (each, an “Offer” and, collectively, the “Offers”). The Offers are subject to the terms and conditions in the Offer to Purchase, dated May 29, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal, dated May 29, 2013 (the “Letter of Transmittal”).

The Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on June 11, 2013 (the “Early Tender Date”) will be eligible to receive the total offer consideration, as listed in the table below (the “Total Offer Consideration”), which includes the early tender premium, as listed in the table below (the “Early Tender Premium”). The Notes validly tendered after the Early Tender Date, but prior to 11:59 p.m., New York City time, on June 25, 2013, unless extended or earlier terminated (the “Expiration Date”), will be eligible to receive the applicable base offer consideration, which includes the applicable Total Offer Consideration minus the applicable Early Tender Premium, as listed in the table below (the “Base Offer Consideration”).

The Notes tendered may be withdrawn at any time at or before 5:00 p.m., New York City time, on June 11, 2013, unless extended by the Company (the “Withdrawal Deadline”), but not thereafter. Acceptance of the tendered Notes is subject to priority as described in the Offer to Purchase and reflected in the table below, subject to the Maximum Notes Purchase Price.

The table below summarizes certain payment terms of the Offers:

Title of Security and CUSIP Numbers	Outstanding Principal Amount	Acceptance Priority Level	Base Offer Consideration (1)(2)	Early Tender Premium(1)	Total Offer Consideration (1)(3)
9.125% Senior Notes due 2018 of Regal Entertainment Group (CUSIP No. 758766AE9; ISIN No. US758766AE92)	$525,000,000	1	$1,113.75	$30.00	$1,143.75
8.625% Senior Notes due 2019 of Regal Cinemas Corporation (CUSIP No. 758753AD9; ISIN No. US758753AD98)	$400,000,000	2	$1,090.00	$30.00	$1,120.00

(1) Per $1,000 principal amount of Notes.

(2) Calculated as the applicable Total Offer Consideration less the applicable Early Tender Premium.

(3) Includes the applicable Early Tender Premium per $1,000 principal amount of Notes for each series of Notes.

The Offers are conditioned upon certain conditions described in the Offer to Purchase, including a Financing Condition (as described in the Offer to Purchase). The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate an Offer and not accept for payment any Notes not theretofore accepted for payment, (ii) waive any or all of the conditions of any Offer prior to the date of acceptance for payment of Notes in that Offer, (iii) extend the Early Tender Date or the Expiration Date, in each case, without extending the Withdrawal Deadline (unless otherwise required by law) or (iv) amend the terms of either Offer.

The Company has retained Credit Suisse Securities (USA) LLC to act as the dealer manager for the Offers and D.F. King & Co., Inc. to act as information agent for the Offers. For additional information regarding the terms of the Offers, please contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents and questions regarding the tendering of the Notes may be directed to D.F. King & Co., Inc. at (212) 269-5500 (for banks and brokers only) or (800) 431-9633 (for all others toll-free).

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Offers are made only pursuant to the Offer to Purchase and the Letter of Transmittal (collectively, the “Offer Documents”) that the Company will be distributing to holders of the Notes promptly. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers. None of the Company, the dealer manager, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in an Offer.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2013. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,358 screens in 579 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of April 25, 2013. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contacts:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer

865-925-9685	865-925-9539
kevin.mead@regalcinemas.com